Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

FEEDSTOCK AND BIODIESEL SALE AND SERVICE AGREEMENT

THIS FEEDSTOCK AND BIODIESEL SALE AND SERVICE AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2012 (“Effective Date”) by and among Soy Energy, LLC, an Iowa limited liability company (“Soy”) and Bunge North America, Inc., a New York corporation (“Bunge”) (each, a “Party” and collectively, the “Parties”).

RECITALS
Soy produces and sells biodiesel from its biodiesel production facility located in Mason City, Iowa (the “Soy Facility”). Soy and Bunge desire for Soy to process Bunge's feedstock for the production and sale of biodiesel at the Soy Facility, subject to the terms and conditions of this Agreement.

AGREEMENT
Now, therefore, the Parties agree:
1.    Feedstock.

1.1    Exclusivity. Subject to the terms herein, Bunge will be the exclusive supplier of Feedstock to the Soy Facility during the Term (as defined below).

1.2    Feedstock Sourcing. Bunge will be responsible for locating the feedstock to be used to produce Biodiesel under this Agreement (referred to collectively hereinafter as “Feedstock”), provided that Soy may notify Bunge regarding Feedstock purchase opportunities of which Soy becomes aware so that Bunge may explore use of such opportunities. No later than the *** day of each calendar month, Bunge will notify Soy of the following information for the next calendar month (each a “Delivery Month”) and, based on such information, the Parties will jointly agree whether Bunge will purchase and deliver Feedstock to Soy for processing for such Delivery Month:

(a)amount of Feedstock identified as available for purchase and delivery;

(b)the suppliers of such Feedstock;

(c)grade(s) of Feedstock;

(d)price of Feedstock / payment terms;

(e)available delivery schedules;

(f)delivered plant gate cost analysis;

(g)schedule to process such Feedstock into Biodiesel;

*** Confidential material redacted and filed separately with the Commission.

(h)    the proposed purchase price to be paid for such Biodiesel;

(i)    the Processing Fee that will be charged for processing such Feedstock into Biodiesel, as calculated pursuant to Section 4.2;

(j)    (i) the sale and delivery date for any Biodiesel if there is a contract for its sale, (ii) the expected length and cost of storage if the Biodiesel will be placed in storage, or (iii) the Contract Proceeds (as hereinafter defined) agreed upon by the parties pursuant to Section 3.4 if there is a Deemed Sale (as hereinafter defined), if known;

(k)    If the Feedstock and Biodiesel will be deemed subject to the Alternative Payment Arrangement as set forth in Section 4.5; and'

(l)    any hedging that may be required for either Feedstock or Biodiesel.

1.3    Purchase of Feedstock; Delivery of Feedstock; Monthly Delivery Schedules.

(a)If, after exchanging the information set forth in Section 1.2, the Parties agree that a specified volume of Feedstock shall be purchased for the next Delivery Month with a delivery schedule that takes into account the Feedstock vendor's delivery capabilities and the storage capacity available at the Soy Facility and in Bunge's available tanks (all such details and all information from Section 1.2 to be set forth in a “Monthly Delivery Schedule”), then Bunge shall purchase the Feedstock for delivery to the Soy Facility for such Delivery Month in accordance with such Monthly Delivery Schedule.

(b)If, after exchanging the information set forth in Section 1.2, the Parties do not reach agreement on purchasing Feedstock for the next Delivery Month, then no Feedstock will be purchased under this Agreement for such Delivery Month.

1.4    Feedstock Delivery and Quality. Bunge will deliver Feedstock to the Soy Facility in accordance with the applicable Monthly Delivery Schedule. Bunge will ensure that all such Feedstock meets the Feedstock Quality Standards set forth in, and as agreed by the Parties in, the applicable Monthly Delivery Schedule (the “Feedstock Quality Standards”).

2.    Biodiesel and Storage.

2.1    Biodiesel. In accordance with the terms and conditions herein, Soy shall process the entire quantity of each such Feedstock delivery into biodiesel (“Biodiesel”) which meets the quality standards and specifications set forth in the most current version of ASTM D-6751 or as agreed to in the Monthly Delivery Schedule (the “Biodiesel Quality Standards”) and in accordance with the schedule set forth in the applicable Monthly Delivery Schedule.

2.2    Title. Bunge will solely own and retain title to all Feedstock, work-in-process, and Biodiesel at the Soy Facility and any Bunge tank at all times during the Term (including during storage, processing or handling by Soy) and Soy will deliver all Biodiesel under this Agreement free and clear of all liens, security interests, encumbrances and claims whatsoever. Soy will solely own all non-Biodiesel byproducts of the production process (including glycerin, filtered earth, distillate bottoms, lab chemicals, methanol, catalyst and other inputs into the production process) and will be solely responsible for any resale, reuse and/or disposal of such non-Biodiesel byproducts; provided that the sale price of all chemical byproducts produced from a given quantity of Feedstock (in total, a “Byproduct Credit”) will be credited against the calculation of Processing Fees as set forth in Section 4.2.

2.3    Risk of Loss. As between Bunge and Soy, Bunge will be in possession and control of Bunge's Feedstock prior to unloading at the Point of Receipt. After receipt of Feedstock from Bunge at the Point of Receipt, Soy will be deemed to be in control and possession of such Feedstock and resulting Biodiesel until it crosses the Point of Delivery. The Parties intend that Soy's possession of Bunge's Feedstock, work-in-process, and Biodiesel pursuant to this Agreement will be treated as a bailment for processing and not as a financing transaction, sale or transfer of title; provided, that if Soy is determined to have any right, title and/or interest in Feedstock, work-in-process or Biodiesel as a result of services under this Agreement, then Bunge is hereby granted a purchase money security interest in additives or other substances required to be added as part of such services. “Point of Receipt” means the point at the Soy Facility rail or truck unloading platform, as applicable, at which the flange coupling of the Soy Facility's unloading line joins the flange coupling of the delivery line of a truck or railcar delivering Feedstock. “Point of Delivery” means the point at the Soy Facility rail or truck loading platform at which the flange coupling of the Soy Facility's loading line joins the flange coupling of the loading line of a truck or railcar taking delivery of Biodiesel at the Soy Facility.

2.4    Reporting. Soy will provide daily reports (“Daily Reports”) to Bunge, in a form reasonably acceptable to Bunge, detailing (with respect to each day) the quantities of Feedstock received, Feedstock processed into Biodiesel, Biodiesel delivered and Feedstock or Biodiesel stored at the Soy Facility and any Bunge tank. Each Daily Report will describe the conformance of Biodiesel with the Biodiesel Quality Standards and will identify and describe the nature and extent of any occurrences of Biodiesel that does not meet the Biodiesel Quality Standards (“Nonconforming Biodiesel”). With reasonable notice to Soy, Bunge (or its agents) may, at its sole expense, inspect and/or test any tank at the Facility to determine whether such tank contains any Nonconforming Biodiesel.

2.5    Biodiesel Yields.

(a)    To the extent that Feedstock supplied by Bunge meets the Feedstock Quality Standards, Soy will produce at least the Minimum Yield of Biodiesel meeting the Biodiesel Quality Standards from such Feedstock. The “Minimum Yield” of Biodiesel shall be one gallon of Biodiesel produced from *** pounds of Feedstock processed in accordance with Section 2.1, unless otherwise agreed by the parties in a Monthly Delivery Schedule.
(b)    Soy will immediately notify Bunge (a “Nonconforming Feedstock Notice”) if it reasonably determines that any Feedstock supplied by Bunge does not meet the Feedstock Quality Standards (“Nonconforming Feedstock”), provided that if Soy has not given a Nonconforming Feedstock Notice within one business days after Feedstock is delivered to the Soy Facility, then Soy will have waived its ability to claim that such Feedstock is Nonconforming Feedstock. If Bunge disagrees with a Nonconforming Feedstock Notice, then the Parties will agree upon a third party to analyze the Feedstock, and such third party's determination regarding compliance with the Feedstock Quality Standards will govern. If any delivered Feedstock is Nonconforming Feedstock, the Parties will agree upon a revised Minimum Yield for such Nonconforming Feedstock; provided that if the Parties are unable to agree upon a revised Minimum Yield, Bunge shall remove the Nonconforming Feedstock from the Soy Facility and such costs of removal shall be included as Transaction Costs (as defined below).

*** Confidential material redacted and filed separately with the Commission.

(c)    If Soy produces a quantity of Biodiesel in excess of the Minimum Yield from a given quantity of Feedstock, Bunge will own such excess quantity of Biodiesel (and Soy will be compensated with respect to such excess quantity under the provisions of Article 4).
(d)    If on the last day of the period of time set forth in the applicable Monthly Delivery Schedule, Soy fails to produce a quantity of Biodiesel (or replacement methyl ester of the same type as the applicable Biodiesel) equal to or greater than the applicable Minimum Yield per pound of Feedstock that meets the Biodiesel Quality Standards, then Soy will pay to Bunge an amount (the “Makewhole Amount”) equal to the product of: (i) the difference between the applicable Minimum Yield and the quantity of Biodiesel actually produced by Soy that met the Biodiesel Quality Standards (such difference, the “Shortfall Quantity”) multiplied by (ii) the Market Price. Additionally, Soy will pay to Bunge any other costs incurred by Bunge in connection with the failure to deliver the Minimum Yield under this Section 2.5(d). “Market Price” means the ***. Soy will pay the Makewhole Amount no later than the 15th day of the following Delivery Month; provided that Soy will not be obligated to pay the Makewhole Amount to the extent that Soy has provided a quantity of replacement methyl ester (at least equal to the Shortfall Quantity) of the same type as the applicable Biodiesel that meets the Biodiesel Quality Standards.
(e)    The Parties must mutually agree before adding any inputs or additives to improve the quality or color of any Biodiesel.

2.6    Operational Standards.    Soy will (a) cause the Soy Facility to be staffed appropriately to perform services contemplated by this Agreement, and (b) perform all such services in a professional and workmanlike fashion.

2.7    No Liens.    During the Term, Soy will not grant any person or entity any lien or security interest in any of their assets without the prior written consent of Bunge.

2.8    Audit and Inspection Rights.    Bunge or its agents may, at Bunge's sole expense, inspect any Feedstock or Biodiesel storage tanks or any work-in-process at the Soy Facility at any time after reasonable notice. Bunge may, at its sole expense, audit the books and records of Soy to determine compliance with this Agreement after reasonable notice.

2.9    Storage Exclusivity.    During the Term, Soy will not store any (i) feedstock owned by any party other than Bunge at the Soy Facility, or (ii) biodiesel or related product owned by any party other than Bunge at the Soy Facility. The feedstock storage tanks at the Soy Facility shall be Bunge-dedicated tanks during the Term of this Agreement and Feedstock stored at the Soy Facility shall not be commingled by Soy with any feedstock owned by any third party without Bunge's prior written consent. All Biodiesel produced at the Soy Facility (including if stored at an offsite tank) shall not be commingled by Soy with any biodiesel owned by any third party without Bunge's prior written consent. No Biodiesel shall be released from the Soy Facility without Bunge's prior written consent. Bunge may at any time have access to all Feedstock and Biodiesel owned by Bunge and stored at the Soy Facility, and Bunge may remove all such Feedstock and Biodiesel from storage at any time, subject to any obligations of Bunge hereunder. With reasonable prior notice to Soy, Bunge and its agents are hereby granted the non-exclusive right, privilege, right of way and easement for the purpose of access, ingress and egress by trucks and other vehicles in a manner and at times reasonably necessary and convenient at the Soy Facility for such inspection and removal. Bunge shall be entitled, but not required, to post a sign or other notice reasonably acceptable to Bunge to put third parties on notice that such Feedstock and Biodiesel are owned by Bunge.

*** Confidential material redacted and filed separately with the Commission.

3.    Biodiesel Sale Transactions.

3.1    Location of Biodiesel Sale Transactions.    Soy may from time to time locate and negotiate the terms of Biodiesel purchase contracts with third-party purchasers of Biodiesel (“Third-Party Purchasers”), including price and terms of sale (each a “Soy Biodiesel Proposal”). Soy shall present to Bunge any such proposed Soy Biodiesel Proposal that is acceptable to Soy and all accompanying information relating to such Soy Biodiesel Proposal to allow Bunge to evaluate such Soy Biodiesel Proposal. Upon presentation of any Soy Biodiesel Proposal to Bunge, Bunge will review the Soy Biodiesel Proposal and determine whether Bunge will agree to sell Biodiesel to fulfill the terms of the Soy Biodiesel Proposal pursuant to Section 3.2 below, and shall make such determination within 24 hours of the time at which the presentation was made by Soy. Bunge's determination as to whether it will agree to the terms of a Soy Biodiesel Proposal or decline to accept a Soy Biodiesel Proposal shall be in Bunge's sole and absolute discretion and Bunge shall have no liability to Soy with respect to such determination. If Bunge agrees to the terms of the Soy Biodiesel Proposal, then the Biodiesel shall be sold pursuant to Section 3.2 below.

3.2    Bunge Biodiesel Sale.        With respect to any Soy Biodiesel Proposal that has been accepted by Bunge pursuant to Section 3.1 above, Bunge shall enter into a sales contract in its own name and own behalf (“Bunge Biodiesel Contract”) under the same terms and conditions as the Soy Biodiesel Proposal presented by Soy to Bunge, and payment of the proceeds thereunder shall be made according to Section 4. For the avoidance of doubt, Bunge and Soy must agree on the terms of each Bunge Biodiesel Contract prior to execution of such Bunge Biodiesel Contract.

3.3    Sales to Third-Party Purchasers.    Soy will arrange all loadout, logistical, and delivery services necessary to take delivery of Feedstock and loadout Biodiesel.

3.4    Unsold Biodiesel. If Biodiesel has been processed under this Agreement and no Bunge Biodiesel Contract has been executed with respect to such Biodiesel, then the Biodiesel shall continue to be subject to this Agreement for all purposes, including without limitation, for purposes of calculating amounts set forth in Section 4.3, until such time as the Biodiesel has been sold to a Third Party Purchaser pursuant to a Bunge Biodiesel Contract. However, the Parties may (but are not required to) mutually agree that such Biodiesel will not be sold under this Agreement pursuant to a Bunge Biodiesel Contract (such as, for example purposes only, where Bunge desires to store the Biodiesel prior to sale for a longer period of time than Soy desires). In such case, the Parties may mutually agree upon a price for such Biodiesel which will be deemed “Contract Proceeds” for purposes of Section 4.3 notwithstanding the fact that such Biodiesel will not be sold under this Agreement pursuant to a Bunge Biodiesel Contract (“Deemed Sale”). To the extent that the Parties agree upon an amount of “Contract Proceeds” with respect to any Biodiesel in a Deemed Sale pursuant to the foregoing sentence, such Contract Proceeds will be distributed pursuant to Section 4.3 and Soy shall have no rights under this Agreement in respect of any proceeds received by Bunge from a future sale of such Biodiesel to any third party or otherwise. The “Deemed Sale Delivery Date” shall for purposes of this Agreement mean the date that such Biodiesel has been delivered to the applicable storage facility.

3.5    Sale of RINs. The Parties will mutually agree if the RINs (as defined below) associated with any quantity of Biodiesel are to be separated from such Biodiesel for any reason and retained and not sold to the Third-Party Purchaser which purchased the applicable Biodiesel. If RINs are so separated from Biodiesel, then Bunge may locate and negotiate the terms of the sale of such RINs, including the price and terms of sale (each a “RIN Sale”). All proceeds of RIN Sales shall be “Contract Proceeds” associated with the applicable Biodiesel. Prior to executing a RIN Sale, Bunge and Soy shall mutually agree to the terms of the RIN Sale.

4.    Price and Payment.

4.1    Transaction Costs.    Bunge shall pay all Transaction Costs required under this Agreement.

4.2    Processing Fee.

(a)    On each Friday following a week (Friday through Thursday) in which Biodiesel is produced (each a “Production Week”), Soy shall submit to Bunge an invoice indicating the number of gallons of Biodiesel produced by Soy during such Production Week and the total amount due to Soy from Bunge based on the applicable processing fee set forth in the Monthly Delivery Schedule, as calculated pursuant to Section 4.2(b), (c) and (d) (the “Processing Fee”) with respect to each gallon of Biodiesel produced during such Production Week. Each such proper invoice shall be due and payable within three working days after Bunge's receipt of such invoice.

(b)    For the period from the Effective Date through September 30, 2012, the Processing Fee shall be equal to *** per gallon of Biodiesel. Subject to Section 4.2(c) below, the Processing Fee for Biodiesel produced during any Delivery Month thereafter shall be equal to *** (calculated on a per gallon of Biodiesel produced basis) to produce all Biodiesel produced at the Soy Facility ***. For each Delivery Month, Soy will deliver its proposed calculation of the Processing Fee (with such documentation of the *** as reasonably acceptable to Bunge) no later than the *** day of the preceding Delivery Month. For purposes of example only, Soy would deliver its proposed calculation of the Processing Fee for October 2012 to Bunge on *** and such Processing Fee would be based on *** for the month of August 2012.

(c)    For the period beginning October 1, 2012 and ending December 31, 2012 the Processing Fee for a Delivery Month shall not be more than *** per gallon of Biodiesel nor less than *** per gallon Biodiesel. For the calendar quarter beginning January 1, 2012 and for each calendar quarter thereafter (each, a "Quarterly Period"), the parties shall calculate the average Processing Fee charged during the preceding calendar quarter (the "Average Quarterly Fee"). The Processing Fee for any Delivery Month during a Quarterly Peroid shall not be (i) greater than the Average Quarterly Fee plus ***, nor less than the Average Quarterly Fee minus ***. For purposes of example only, if the Processing Fee calculated pursuant to Section 4.2(b) for October 2012 is ***, for November 2012 is *** and for December 2012 is ***, then the Average Quarterly Fee for such calendar quarter would be *** and the Processing Fee for each Delivery Month during the Quarterly Period beginning January 1, 2013 and ending March 31, 2013 could not be more than *** per gallon and not less than *** per gallon.

(d)    The Processing Fee calculated pursuant to this Section will be reduced by the amount of any Byproduct Credit pursuant to Section 2.2.

4.3    Distribution of Contract Proceeds. Bunge shall sell all Biodiesel subject to a Bunge Biodiesel Contract upon the terms set forth in the Bunge Biodiesel Contract. All Contract Proceeds relating to a Bunge Biodiesel Contract, a RIN Sale and a Deemed Sale, will be distributed by Bunge in accordance with the following priorities within *** days after such Contract Proceeds are actually received (or within *** days after the Deemed Sale Delivery Date with respect to a Deemed Sale):

(a)    ***

(b)    ***

(c)    ***

*** Confidential material redacted and filed separately with the Commission.

As used herein:

“Transaction Costs” means all costs incurred by Bunge under this Agreement including without limitation (i) Feedstock costs, including any costs to remove any Nonconforming Feedstock from the Soy Facility; (ii) Processing Fees; (iii) freight or other transportation costs for shipment of Feedstock to the Soy Facility, (iv) freight or other transportation costs for shipment of Biodiesel to a Bunge storage tank or other designated destinations, (iv) the amount of any taxes paid (to the extent not subsequently reimbursed) on the purchase of Feedstock or the sale of Biodiesel, if any, (v) any applicable costs for storage of such Biodiesel prior to delivery, (vi) additives or other substances required to be added to the Biodiesel in addition to processing at the Soy Facility, (vii) testing costs, (viii) surveying costs, (ix) the cost of any demurrage for transportation of Biodiesel, (x) any costs to market and sell Biodiesel to third parties, and (xi) any costs associated with a RIN Sale. “Transaction Costs” shall not include any costs for which Soy is otherwise responsible under this Agreement. “Transaction Costs” shall include any costs associated with adding inputs or additives to improve the quality or color of any Biodiesel pursuant to Section 2.5(e).

“Positive Carrying Costs” shall mean, with respect to each Bunge Biodiesel Contract, RIN Sale or Deemed Sale, as applicable, an amount equal to *** of the Transaction Costs applicable to such Bunge Biodiesel Contract, RIN Sale or Deemed Sale, calculated beginning on the date the Transaction Costs are first incurred and ending on the date that Bunge has actually received Contract Proceeds equal to the amount of all such Transaction Costs (where, for purposes of a Deemed Sale, the Contract Proceeds shall be deemed to be received on the Deemed Sale Delivery Date). The Positive Carrying Cost shall be computed daily and on an actual day, 360-day year basis.

"Negative Carrying Costs" shall mean, with respect to each Bunge Biodiesel Contract, RIN Sale or Deemed Sale, as applicable, an amount equal to *** of the Transportation Costs applicable to such Bunge Biodiesel Contract, RIN Sale or Deemed Sale, calculated beginning on the date the Transaction Costs are first incurred and ending on the date that Bunge has actually received Contract Proceeds equal to the amount of all such Transaction Costs (where, for purposes of a Deemed Sale, the Contract Proceeds shall be deemed to be received on the Deemed Sale Delivery Date). The Negative Carrying Cost shall be computed daily and on an actual day, 360-day year basis.

“Contract Proceeds” means all payments received in connection with the production and sale of Biodiesel under a Bunge Biodiesel Contract, all payments received in connection with a RIN Sale, or the amount agreed as Contract Proceeds with respect to a Deemed Sale, including without limitation, all Credits received as a result of such production and sale (and if Soy or Soy initially receives any such Credits, it will immediately pay such Credits to Bunge as if such Credits were Contract Proceeds).

“Credits” means any payments received (i) in connection with the sale or other transfer of Renewable Identifications Numbers (“RINs”) required pursuant to the United States Environmental Protection Agency's Renewable Fuel Standard 2 or (ii) for the so called “Blender's Credit” available under Sec. 6426(c), 6427(c) and 40A of the Internal Revenue Code, and the payments associated therewith or any renewal, continuation or replacement of such payments, excluding all other credits, incentives and other similar payments which inure solely to the benefit of Soy.

4.4    Losses. To the extent that (a) the total of all Contract Proceeds that Bunge has received and distributed pursuant to Sections 4.3(a) and (b) relating to a particular Bunge Biodiesel Contract and associated RIN Sale (if RINs are sold separately from the applicable Biodiesel) or Deemed Sale, as applicable, is less than (b) the total of Bunge's Transaction Costs and Negative Carrying Costs relating to such Bunge Biodiesel

*** Confidential material redacted and filed separately with the Commission.

Contract and RIN Sale or Deemed Sale, as applicable, then Soy shall pay to Bunge an amount equal to ½ of the difference between (a) and (b) such that Bunge and Soy share such loss equally.

4.5    Designated Transactions Subject To "Alternate Payment Arrangement".    The Parties may mutually agree, with respect to any Feedstock and Biodiesel subject to the terms of this Agreement, to modify the Processing Fee and the payment thereof, and the distribution of Contract Proceeds, with respect to such Feedstock and Biodiesel. If on a Monthly Delivery Schedule, the Parties designate that any quantity of Feedstock or Biodiesel is subject to the "Alternate Payment Arrangement," then the terms of Section 4.2, 4.3 and 4.4 shall be modified and the following terms shall apply in replacement thereof:

(a)    The Processing Fee with respect to such Feedstock shall be an amount agreed upon by the Parties, which amount shall be no more than *** of what such Processing Fee would be for the applicable Delivery Month if calculated pursuant to Section 4.2; provided that the Processing Fee shall be reduced by the amount of any Byproduct Credit pursuant Section 2.2. The Processing Fee with respect to such Feedstock shall not be paid in accordance with Section 4.2(a), but shall be paid in accordance with Section 4.5(b) below.

(b)    All Contract Proceeds from a Bunge Biodiesel Contract relating to such Biodiesel will be distributed by Bunge in accordance with the following priorities within *** days after such Contract Proceeds are actually received:

(i)***

(ii)***

(iii)***

(iv)***

(c)    To the extent that (i) the total of all Contract Proceeds that Bunge has received and distributed pursuant to Sections 4.5(b) relating to a particular Bunge Biodiesel Contract is less than (ii) the total of Bunge's Transaction Costs and Positive Carrying costs relating to such Bunge Biodiesel Contract, then Soy shall pay to Bunge an amount equal to 100% of the difference between (i) and (ii) such that Soy share bear the total cost of all such loss.

4.6    Payments by Wire Transfer. All payments made under this Agreement shall be made by wire transfer to one or more accounts designated by a Party.

4.7    Audit and Inspection Rights. Soy or its agents may audit the books and records of Bunge to determine compliance with this Agreement after reasonable notice. The cost of the audit will be borne by Soy.

4.7    Set Off Rights. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, if Soy owes any amounts to Bunge pursuant to Section 4.4 or 4.5(c), Bunge may set off and apply any and all such amounts against any amounts owed by Bunge to Soy hereunder.

*** Confidential material redacted and filed separately with the Commission.

5.    Term and Termination; Force Majeure.

5.1    Term.    The initial term of this Agreement will begin upon execution of this Agreement by all Parties and, unless earlier terminated in accordance with the terms hereof, will expire on December 31, 2013. Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for successive one-year terms thereafter unless any Party gives written notice to the other Parties of its election not to renew, no later than thirty (30) days prior to the expiration of the initial term or the then current renewal term, as applicable. The “Term” will be the total of the initial term of this Agreement and any renewal terms.

5.2    Termination Rights; Event of Default.

(a)    Bunge may terminate this Agreement (i) immediately upon a Soy Default, or (ii) at any time, with or without cause, upon at least 90 days prior written notice to Soy. A “Soy Default” shall mean the occurrence of any of the following events: (1) Soy has breached any material representation, warranty, or obligation under this Agreement or any other document executed in connection with this Agreement and failed to remedy such breach within 10 days after Bunge has given written notice of such breach or if such breach cannot reasonably be cured within such 10-day period, as soon as reasonably possible, but in all events with 30 days after Bunge has given notice of such breach; (2) Soy files a petition for adjudication as bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (3) an involuntary petition under such law is filed against Soy and is not dismissed, vacated or stayed within 60 days thereafter; or (4) Soy makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(b)    Soy may terminate this Agreement (i) immediately upon a Bunge Default, or (ii) at any time, with or without cause, upon at least 90 days prior written notice to Bunge. A “Bunge Default” shall mean the occurrence of any of the following events: (1) Bunge has breached any payment obligation under this Agreement and failed to remedy such breach within 10 days after Soy has given written notice of such breach, (2) Bunge has breached any material representation, warranty, or obligation under this Agreement, or any other document executed in connection with this Agreement and failed to remedy such breach within 10 days after Soy has given written notice of such breach, or if such breach cannot reasonably be cured within such 10-day period, as soon as reasonably possible, but in all events within 30 days after Soy has given notice of such breach; (3) Bunge files a petition for adjudication as bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (4) an involuntary petition under such law is filed against Bunge and is not dismissed, vacated or stayed within 60 days thereafter; or (5) Bunge makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(c)    If at the end of any Delivery Month, no Feedstock has been processed into Biodiesel under this Agreement during such Delivery Month, then either Party may terminate this Agreement by delivering written notice to the other Party, which notice must be delivered during the 15-day period after the end of such Delivery Month in order to be effective.

(d)    Either party may terminate this Agreement immediately upon written notice if the Renewable Fuel Standard (“RFS”) program, as such program exists on the date of this Agreement, is amended or modified in a manner which materially and adversely affects the biodiesel industry, including, without limitation, any amendment or modification which materially reduces the mandate for renewable fuel in the United States.

(e)    Upon termination or expiration of this Agreement, the obligations of Soy and Bunge pursuant to any then-effective Bunge Biodiesel Contract, RIN Sale or Deemed Sale shall survive the termination or expiration of this Agreement and the parties shall be obligated to perform their respective obligations thereunder.

5.3    Force Majeure.    If either party is unable by Force Majeure to carry out its obligations under this Agreement, such party shall give written notice to the other party as soon as possible after the commencement of such Force Majeure event. Upon such notice, the obligations of the party giving such notice, to the extent affected by such Force Majeure, shall be suspended through the remaining period of such Force Majeure; provided, however, that such party will use commercially reasonable efforts to remedy such Force Majeure. A party's obligation to make payments of any amounts due and payable to the other party under this Agreement then accrued hereunder prior to the occurrence of such Force Majeure shall not be suspended. “Force Majeure” shall mean: riots or civil disturbances; interference by civil or military authorities; wars, or acts of other public enemy or acts of terrorism; earthquakes, storms, floods, or other acts of God; compliance with federal, state or local laws, rules or regulations, acts, orders, or directives, of any official or agency of federal, state or local governments; disruptions, breakdowns or accidents to transportation equipment or facilities; prorationing by transporters; embargoes, expropriation or condemnation by government or governmental authorities; and any other cause which is not reasonably within the control of the party claiming suspension.

6.    Representations and Warranties. Soy represents and warrants to Bunge that (a) all necessary corporate or limited liability company action, as the case may be, has been taken for the authorization, execution, delivery and performance of this Agreement by Soy, and (b) the execution, delivery and performance of this Agreement by Soy does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which Soy or its assets are bound or to which its business is subject.

7.    Limitation of Liability; General Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES, BIODIESEL OR FEEDSTOCK PROVIDED BY SUCH PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY RESPECTIVE (OR THEIR AFFILIATES, OR ANY OTHER PARTY PROVIDING SERVICES HEREUNDER ON THEIR BEHALF (INCLUDING ANY SUBCONTRACTOR ALLOWED TO PROVIDE SERVICES BY THIS AGREEMENT)), WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES, BIODIESEL OR FEEDSTOCK PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES, BIODIESEL OR FEEDSTOCK UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE NEGLIGENCE, INTENTIONAL BREACH OR WILLFUL MISCONDUCT OF SUCH PARTY; PROVIDED, THAT THE AGGREGATE AMOUNT OF ALL DAMAGES UNDER THIS AGREEMENT IN ANY FISCAL YEAR WILL NOT EXCEED $500,000. THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY. IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT OR ANY OF THEIR AFFILIATES OR ANY OTHER PARTY PROVIDING SERVICES HEREUNDER BE LIABLE TO ANOTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

8.    Remedies. No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

9.    Insurance.

9.1    Required Coverage.    Soy will maintain:

(a)    Commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $2,000,000 for each occurrence and $2,000,000 in the General and Products/Completed Operations Aggregate. Such insurance will name Bunge, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to Bunge, its parents, subsidiaries and Affiliates as insureds or otherwise.

(b)    An excess or umbrella liability policy with a limit of not less than $2,000,000 per occurrence and $2,000,000 aggregate. Such excess or umbrella liability policy shall follow form with the primary liability policies, and contain a drop-down provision in case of impairment of underlying limits.

(c)    Notwithstanding the provisions of Section 9.1(a) and (b), Soy's total coverage under commercial general liability insurance in Section 9.1(a) and excess or umbrella liability policy in Section 9.1(b) must have combined limits together totaling $4,000,000 for each occurrence and $4,000,000 aggregate.

(d)    Worker's Compensation insurance providing statutory benefits for injury or disease in the state(s) of operation of Soy, and Employer's Liability with limits of at least $500,000 for individual injury or disease, with an aggregate of $500,000 for disease.

9.2    Policy Requirements.    All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation or non-renewal will be effected without giving Bunge at least 30-days prior written notice (10-days notice for non-payment of premium); and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Soy Facility is located, with an A.M. Best's Rating of A- or better and Class VII or better. General Liability and Excess/Umbrella Liability policies will not contain a cross-liability exclusion, or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to Bunge as evidence of the specified insurance coverage. From time to time, upon Bunge's request, Soy will provide Bunge, within five business days, a certified duplicate original of any policy required to be maintained hereunder. Soy will provide Bunge at least 30 days prior written notice of any material change or amendment to a policy.

10.    Bunge's Security Interest.    The Parties acknowledge that this Agreement is intended to create a relationship of purchaser and seller between Bunge and Soy such that Bunge remains the true and absolute owner of all right, title and interest in the Feedstock, work-in-process and Biodiesel at all times under this Agreement. Soy hereby authorizes Bunge to file such precautionary financing statements and amendments and/or continuations thereto pursuant to the Uniform Commercial Code as Bunge shall deem appropriate to further evidence and memorialize its absolute ownership interests in all Feedstock, work-in-process and Biodiesel. Notwithstanding the above-stated intent, if and to the extent that Soy is determined to have any right, title and/or interest in any Feedstock, work-in-process or Biodiesel, Soy hereby grants to Bunge a first priority security interest in and lien against such Feedstock, work-in-process and Biodiesel, together with any and all accessories, accessions and substitutions thereto or therefor and any and all proceeds thereof. Soy covenants and agrees that: (a) it shall not purport to pledge, mortgage or create, or suffer to exist in favor of any third party any lien or a security interest in any Feedstock, work-in-process or Biodiesel; and (b) upon the request of Bunge or in respect to any inquiry that may be made, Soy shall inform any lender, lessor or other third party that has or may assert a lien, security interest and/or any other interest in any property of Soy that Bunge is and remains the true and absolute owner of the Feedstock, work-in-process and Biodiesel and Soy has no right, title or interest in said Feedstock or Biodiesel.

11.    Relationship of Parties. This Agreement creates no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party's representatives, agents or employees, will be deemed to be the representative or employee of the other Party. Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.

12.    Governing Law; Disputes.

12.1    Governing Law. This Agreement shall be governed by the laws of the state of Iowa, without regard to principles of conflicts of laws.

12.2    Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.    Indemnification.

13.1    Indemnification. Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold the other Party and its officers, directors, employees and agents (the “Indemnified Party”) harmless from any Loss suffered or incurred by the Indemnified Party arising out of, or in any way relating to: (a) a Default by the Indemnifying Party; (b) any negligence or willful misconduct by the Indemnifying Party; (c) any violation or alleged violation of this Agreement or any Governmental Requirement by the Indemnifying Party; or (d) actions or inactions by the Indemnifying Party which result in any RIN associated with any Biodiesel sold under this Agreement being alleged or deemed to be faulty or false or not created in compliance with Governmental Requirements; unless and to the extent such Loss was directly caused by the Indemnified Party's gross negligence, intentional breach or willful misconduct.

13.2    Definitions.    For purposes of this Agreement:

(a)    "Governmental Requirement" means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any governmental authority that are applicable to the Indemnifying Party, the property of the Indemnifying Party or activities described in or contemplated by this Agreement.

(b)    “Loss” means any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys' fees, accountants' fees and any cost and expense of litigation, negotiation, settlement or appeal.

14.    Notices.    All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:

If to Bunge:

Bunge North America, Inc.
11720 Borman Drive
St. Louis, Missouri 63146
Attn: General Manager - Bunge Biofuels
Facsimile: (314) 292-2110

with copy to:

Bunge North America, Inc.
11720 Borman Drive
St. Louis, Missouri 63146
Attn: General Counsel
Facsimile: (314) 292-2521

If to Soy:

Soy Energy, LLC
4172 19th Street SW,
Mason City, Iowa 50401
Attn: Jeff Oestmann
Facsimile:

with copy to:

BrownWinick
666 Grand Avenue, Suite 2000
Des Moines, Iowa, 50309
Attn: Thomas D. Johnson
Facsimile: (515) 323-8514

15.    Entire Agreement; No Third Party Beneficiaries. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to confer any rights or remedies upon any person other than the Parties (or their Affiliates, successors, assignees or subcontractors to the extent set forth herein).

16.    Amendments; Waiver. The Parties may amend this Agreement only by a written agreement of the Parties. No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

17.    Assignment. No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void, provided, that Bunge may assign this Agreement to any of its Affiliates without SoyEnergy's prior consent. Subject to the preceding sentences in this Section 17, this Agreement binds and benefits the Parties and their respective permitted successors and assigns. As used here, the term “Affiliate” means, with respect to a Party, any other entity controlling, controlled by or under common control with the Party, with “control” for such purpose meaning either the possession, directly or indirectly, of the power to designate fifty percent (50%) or more of the Board of Directors or Managers (or similar governing body) of the entity or the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities or voting interests.

18.    Subcontracting. Bunge may subcontract with or otherwise retain the services of Bunge's Affiliates, and Soy hereby consent to such subcontracting activities for purposes of this Section 18. Notwithstanding any such subcontracting by Bunge to its Affiliates, Bunge shall remain liable for performance under the terms of this Agreement.

19.    Severability. If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force. The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties' intentions to the greatest lawful extent under this Agreement.

20.    Interpretation. Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

21.    Further Assurances. Each Party will execute and cause to be delivered to the other Parties such instruments and other documents, and will take such other actions, as the other Parties may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

22.    Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

23.    Survival. The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement will remain in effect after the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.

By: /s/ Eric Hakmiller
Name: Eric Hakmiller
Title: Vice President Bunge Biofuel

SOY ENERGY, LLC

By: /s/ Jeffrey N. Oestmann
Name: Jeffrey N. Oestmann
Title: CEO/General Manager